UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 3, 2010

OPEXA THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Texas	001-33004	76-0333165
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2635 N. Crescent Ridge Drive, The Woodlands, Texas	77381
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 272-9331
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.       Termination of a Material Definitive Agreement.

The information contained below in Item 2.04 concerning prepayment of the 10% Convertible Promissory Notes (the “Notes”) of Opexa Therapeutics, Inc. (the “Company”) is incorporated herein by reference.

Item 2.04.       Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

On June 3, 2010, the Company gave notice to holders of its Notes of its intent to prepay such Notes in full on June 23, 2010 (the “Prepayment Date”).  The Notes were originally issued pursuant to those certain Unit Purchase Agreements dated April 14, 2009 and May 14, 2009, and are secured by all of the Company’s tangible and intangible assets excluding those particular fixed assets securing the Company’s equipment line with Wells Fargo, N.A.  The current aggregate principal balance of such Notes is $1.25 million.  As a result of such notice, the Notes will be due and payable on the Prepayment Date instead of the original maturity dates of April 14, 2011 and May 14, 2011.  Accrued and unpaid interest to the Prepayment Date is approximately $150,000.  There are no early prepayment fees or penalties in connection with the prepayment.  Prior to such Prepayment Date, the holders of the Notes will continue to have the ability to convert the principal balance of their Notes into shares of the Company’s Common Stock (“Common Stock”) at the conversion price of $0.50 pursuant to the terms of the Notes.

In connection with prepayment of the Notes, the Company has offered holders of Notes the opportunity to receive a combination of cash and Common Stock in payment of the accrued and unpaid interest on the Notes.  Subject to each holder’s acceptance of the Company’s offer, the Company will pay (i) 50% of the accrued interest on the Note to the Prepayment Date in cash and (ii) 50% of the accrued interest on the Note to the Prepayment Date in shares of Common Stock calculated at the same $0.50 per share conversion price. The offer is subject to each holder’s agreement to immediately terminate and release the security interest associated with the Note as well as the Company’s obligations under the Unit Purchase Agreement, Registration Rights Agreement and Security Agreement that were executed in connection with issuance of the Notes (the “Note-Related Obligations”).

As a result of the announced prepayment of the Notes, the Company expects that holders of the Notes will elect, prior to the Prepayment Date, to convert their Notes into shares of Common Stock pursuant to the original terms of the Notes.  This will result in the issuance of up to 2,500,000 shares of Common Stock.  In addition, the Company expects that holders of most of the Notes will accept the Company’s offer to receive 50% of the accrued interest on their Notes in the form of Common Stock, which will result in the issuance of up to another approximately 150,000 shares of Common Stock.  In addition to terminating the Note-Related Obligations, the announced prepayment is intended to save the Company approximately one year of accrued interest payments under the Notes.

Among others, holders of the Notes include Neil K. Warma, the Company’s President and Chief Executive Officer and a director; David E. Jorden, a director; certain affiliates of Scott B. Seaman, a director; and Charles E. Sheedy, beneficial owner of more than 5% of the outstanding Common Stock.

A copy of the press release issued by the Company is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.       Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

99.1	Press release issued by the Company on June 3, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:	June 3, 2010	OPEXA THERAPEUTICS, INC.

		By:	/s/ Neil K. Warma
Neil K. Warma
President & Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by the Company on June 3, 2010.